Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KWCO, PC hereby consent to the inclusion of our report dated April 15, 2013, on the financial statements of USA Synthetic Fuel Corporation for the years ended December 31, 2012 and 2011, in its Annual Report on Form 10-K for the years ended December 31, 2012 and 2011.

/s/KWCO, PC
KWCO, PC
Odessa, Texas
April 15, 2013